Exhibit 10.14

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into effective as of the 16th day of February, 2015 (the “Amendment Effective Date”) between Good Sam Enterprises, LLC, a limited liability company (the “Company”) and Thomas F. Wolfe, a California resident (“Employee”).

RECITALS

WHEREAS, the Company and Employee entered into that certain Employment Agreement dated January 1, 2013 (the “Employment Agreement”).

WHEREAS, the Company and Employee desire to amend the Employment Agreement pursuant to the terms and conditions of this Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.                                      Section 1 of the Employment Agreement is hereby deleted and replaced with the following:

“Employment. The Company agrees to employ Employee as the Company’s Executive Vice President and Chief Financial Officer on the terms and conditions set forth in this Agreement and Employee accepts such employment and agrees to perform the services and duties for the Company as herein provided for the period and upon the other terms and conditions set forth in this Agreement. Employee shall be subject to the direction of the Company’s Chairman, Vice Chairman, Chief Executive Officer and Board of Governors.”

2.                                      Section 2 of the Employment Agreement is hereby deleted and replaced with the following:

“Term. Subject to termination of Employee’s employment pursuant to Section 7 below, this Agreement shall be effective as of the Effective Date and Employee’s employment hereunder shall continue through February 15, 2020. The term of Employee’s employment under this Agreement shall be defined as the “Term.”

3.                                      Section 3.01 of the Employment Agreement is hereby deleted and replaced with the following:

“Title. During the Term, Employee agrees to serve as the Company’s Executive Vice President and Chief Financial Officer and undertake such other or additional duties as may be directed by the Board of Governors or Chief Executive Officer.”

4.                                      Section 4.02 of the Employment Agreement is hereby deleted and replaced with the following effective as of the Amendment Effective Date:

“Base Salary. During the term of this Agreement, the Company shall pay to Employee a base annual salary (“Base Salary”) of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00), which salary shall be paid in accordance with the Company’s normal payroll procedures and policies.”

5.                                      Effective as of the Amendment Effective Date, the Company shall pay to Employee incentive compensation (“Incentive Compensation”) equal to seventeen and one-half one hundredths of one percent (0.175%) (the “Incentive Percentage”) of the combined annual EBITDA (as defined below) of the Company and FreedomRoads, LLC (“FR”), so long as FR remains an Affiliate of the Company, for each calendar year or portion thereof commencing on the Amendment Effective Date and continuing through the remainder of the Term of this Agreement. As used herein, “EBITDA” shall mean the combined net income of the Company and FR, as applicable, and each of their respective subsidiaries derived from the ongoing business operations of each such entity for the applicable period plus, to the extent deducted in the determination of net income, interest (other than interest for floor plan financing), federal and state income taxes (or any provision for such taxes), depreciation and amortization. Net income shall be determined on the accrual method of accounting and in accordance with generally accepted accounting principles consistently applied, provided that (i) extraordinary items of revenue or expense, as determined by the chief financial officer and/or board of directors (including revenue or expense from non-operating investments, revenue or expense from the sale or purchase of assets not in the ordinary course of business or revenue or expense not derived from normal business operations), shall not be reflected in net income and (ii) amounts paid or received in settlement of (or payment of judgments in respect of) litigation which did not arise in the ordinary course of the business operations of such entity or entities or any of their respective subsidiaries, shall not be reflected in net income. The Incentive Compensation shall be paid in monthly draws based on the estimated combined EBITDA for the applicable calendar year, subject to adjustment up or down from time to time by the Company based on actual results compared to estimates and anticipated underpayments or overpayments of monthly draws. Monthly payments of Incentive Compensation shall be subject to “true up” following the completion of the audited financial statements of the Company and FR. In the event of any underpayment, the Company shall pay such underpayment within thirty (30) days following the completion of such audited financial statements. In the event of any overpayment, the amount of such overpayment(s) shall be deducted from Employee’s Base Salary for the next succeeding payments of Base Salary until such overpayment has been absorbed by such deductions. In the event any overpayments have not been fully recovered upon the expiration or termination of the Term of this Agreement, the amount of such un-recovered overpayment(s) shall be deducted from any amounts payable by the Company pursuant to Section 7.05 of this Agreement or, if no amounts are payable by Company pursuant to Section 7.05, the amount of such un-recovered overpayments shall be paid by Employee to the Company within thirty (30) days following the Company’s written request therefore. Notwithstanding anything to the contrary contained herein, Employee’s combined Base Salary and Incentive Compensation for any calendar year shall not be less than Three Hundred Fifty Thousand and No/100 Dollars ($350,000.00) (the “Guaranteed Minimum”); provided, however, in the event of any partial calendar year during the Term, the Guaranteed Minimum for such partial calendar year shall be prorated based on the actual number of days in such partial calendar year.

6.                                      Section 7.05 of the Agreement is hereby terminated and replaced with the following:

“Payments Upon Termination. If this Agreement is terminated for any reason set forth in Section 7, then Employee shall be entitled to receive (a) his Base Salary for the applicable calendar year through the date of the termination, (b) any accrued and unused vacation or paid time off time through the date of the termination, (c) reimbursement of any business expenses incurred in the ordinary course of business through the date of termination that have not yet been reimbursed pursuant to Section 4.04, (d) any Incentive Compensation pursuant to Section 4.02 for the preceding calendar year to the extent not yet paid when due and the amount which would be payable pursuant to Section 4.02 as if his employment had not terminated and (e) any Incentive Compensation not yet paid for the calendar year in which Employee’s employment is terminated in an amount determined by multiplying EBITDA for the twelve month period immediately preceding the date of termination by the Incentive Percentage, and multiplying the product thereof by a fraction, (i) the numerator of which shall be the number of days in the period from the beginning of such calendar year to the date of the termination of Employee’s employment and (ii) the denominator of which shall be 365, which payment shall be made within 90 days following such termination of employee’s employment. If Employee’s employment is terminated pursuant to Section 7.01(e) or (f) and provided that Employee shall have executed and delivered to the Company the Company’s standard form of release of claims and any period for rescission of such release shall have expired without Employee having rescinding such release, in addition to the foregoing, Employee shall be entitled to receive the Severance Amount (as defined below), which Severance Amount shall be paid in equal payments over a twelve (12) month period at the same times and in the same manner as Base Salary had been paid to Employee prior to the termination of his employment hereunder. As used herein, the “Severance Amount” shall be equal to (a) $879,570.00 in event such termination occurs on or before December 31, 2017 or (b) an amount equal to the Guaranteed Minimum in the event such termination occurs after December 31, 2017.”

7.                                      Upon full execution and delivery of this Amendment, Employee shall receive a one-time bonus in the amount of $250,000.

8.                                      Except as amended hereby the Agreement shall remain in full force and affect. In the event of any conflict between the terms of this Agreement and the terms of this Amendment, the terms of this Amendment shall control.

9.                                      All initially capitalized terms used but not otherwise defined herein shall have the same meaning as affixed thereto in the Agreement.

10.                               This Agreement may be executed in multiple counterparts, each of which shall be deemed and original and all of which when taken together shall constitute one and the same instrument. An electronic or faxed copy of this Amendment shall have the same force and effect as the original thereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth in the first paragraph.

GOOD SAM ENTERPRISES, LLC

By:	/s/ Marcus Lemonis
Marcus Lemonis, Chief Executive Officer
Addresses: 250 Parkway Drive, Ste. 270
Lincolnshire, IL 60069
Attn: Marcus Lemonis

/s/ Thomas F. Wolfe
Thomas F. Wolfe
Address: